Subscription for the Purchase of
Shares of Beneficial Interest
of The Aegis High Yield Fund,
a Series of The Aegis Funds

September 29, 2003

TO: The Aegis Funds
1100 North Glebe Road
Suite 1040
Arlington, Virginia 22201

Dear Sirs:

The undersigned hereby subscribes to purchase ten thousand shares of beneficial interest of The Aegis High Yield Fund, the initial series of shares of The Aegis Funds, at a price of $10.00 per share, and agrees to pay therefor upon demand in cash the amount of $100,000. I hereby acknowledge that such shares are being issued in accordance with Section 14 of the Investment Company Act of 1940 and that my purchase is being made for investment purposes.

                                                                                                   Very truly yours,

                                                                                                   /s/ William S. Berno
                                                                                                   William S. Berno